UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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Prudential Financial, Inc.

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Prudential Financial, Inc. 751 Broad Street Newark, NJ 07102

May 2, 2024

Dear Fellow Shareholder:

On behalf of the Compensation and Human Capital Committee of the Board of Directors of Prudential Financial (NYSE-PRU), I am writing to encourage you to vote “FOR” Proposal No. 3, the advisory vote to approve the compensation of Prudential’s named executive officers (“NEOs”) at Prudential’s 2024 annual meeting of stockholders, which will be held on Tuesday, May 14, 2024.

Our annual and long-term incentive programs are formulaically driven by our financial and operating results relative to pre-established targets and performance relative to peer companies.

Long-term incentives (a mix of 75% Performance Shares and 25% Restricted Stock Units) comprise the majority of our NEOs’ target total direct compensation opportunity, which is linked to our multiyear ROE relative to the median performance of our Performance Peer Group and growth in adjusted book value per share (“BVPS”) relative to our expectations. The Board believes this model best serves to motivate and reward our executive officers for their contributions toward achieving our long-term business objectives,

Board Approved Adjustment to Performance Shares Program in January 2024

The Compensation and Human Capital Committee established minimum threshold and maximum performance levels, along with a framework for standard adjustments to our calculation of BVPS at the time of each grant, based on its then-current understanding and expectation of the Company’s business plan and relevant external factors, including interest rates.

These pre-established performance BVPS levels did not contemplate the possibility or impact of rapid and significant changes in interest rates, such as occurred in 2022 and 2023. This historic rise in rates resulted in our projected BVPS performance falling below threshold performance levels, which would have resulted in zero payouts for the BVPS growth component of our performance share program.

Correcting the Program Design

Because the Committee believes it generally should exercise limited or no discretion to increase our NEOs’ formula-based awards, the Committee sought to address the program design flaw while implementing guardrails to prevent future windfall payouts.

The Committee approved modifications to our program that exclude the impact of possible outsized interest rate changes on our calculation of BVPS, lower the minimum threshold performance level for partial payouts, which aligns with peer company practices, and cap potential payouts under the BVPS growth component (for awards in 2021 and 2022) to no higher than target.

As disclosed in our proxy statement, Prudential NEOs and other senior leaders received a below target payout of 0.948 times the target number of performance shares granted in 2021. The earn-out factor under the initial program design would have been 0.522, which the Committee considered not reflective of factors within management’s control, and generally non-economic, rather than a proper measure of performance over the 2021-2023 period.

The Committee believes these actions are warranted and reasonable and consistent with our shareholders’ best interests for the following reasons:

•	The 2022 and 2023 dramatic interest rate volatility was unprecedented and entirely outside of Prudential’s control, and could not reasonably have been anticipated as of the award grant dates;

•

The impact on the BVPS growth component of our performance share program is non-economic in nature, driven primarily by the short-term accounting treatment for derivatives, which hedge liabilities that are not subject to the same accounting treatment and not adequately reflective of the long-term positive impact expected for our business from rising interest rates; and

•	The adjustment to outstanding and future awards preserves the intended retentive and motivational objectives of our long-term incentives, while mitigating the risk of future windfall payouts.

Our proxy statement includes robust disclosure of the Committee’s rationale and thought process for making these adjustments to the Company’s performance share plan. This reflects an extensive review of the plan over the course of 2023—including engaging with our major institutional investors.

We appreciate shareholders historical support of our executive compensation program and ask that you vote “FOR” the Say on Pay Proposal. Our proxy statement, this communication and our 2023 Annual Report are available at https://www.investor.prudential.com/financials/annual-reports-and-proxy/
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/s/ Michael A. Todman

Michael A. Todman

Lead Independent Director

Compensation and Human Capital Committee Chair